Exhibit 99.1

Date:	August 4, 2010
Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, FISCAL YEAR;
BACKLOG, CASH AND INVESTMENTS
Thor Industries, Inc. (NYSE:THO) announced today preliminary sales and backlog for the quarter and twelve months ended July 31, 2010.
Sales in the quarter were $664 million, up 51% from $441 million last year. RV sales were $564 million, up 67% from $338 million last year. Bus Group sales, which include buses and ambulances, were $100 million, versus $103 million last year.
Sales in the fiscal year were $2.277 billion, up 50% from $1.522 billion last year. RV sales were $1.849 billion, up 66% from $1.115 billion last year. Bus Group sales were $428 million, up 5% from $407 million last year.
Cash, cash equivalents and investments on July 31, 2010 were $252 million versus $342 million last year. Backlog on July 31, 2010 was $489 million, compared to $588 million last year. RV backlog was $261 million, versus $298 million last year. Bus Group backlog was $228 million versus $290 million last year.
“We are pleased with the dramatic rebound in the RV industry and with Thor’s leadership position in its industries. Thor is well positioned for future growth,” said Peter B. Orthwein, Thor Chairman, CEO, and President. “Thor’s internal retail sales results continue to show improvements through June and July, compared to prior year. Our current higher RV production rates have worked the RV order backlog from prior unsustainable highs to appropriate levels for anticipated market performance in fiscal 2011. Reductions in the Bus Group backlog reflect the end of federal stimulus funding for transit buses,” he added.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.